Exhibit 10.18
Federal Home Loan Bank
of Des Moines
Long-Term Incentive Plan Document

CONTENTS
1. Introduction
2. Purpose of the Plan
3. Definitions
4. Type of Plan
5. Term of the Plan.
6. Eligibility
7. Incentive Award Opportunity
8. Performance Measures and Performance Target Levels
9. Plan Payouts
10. Administration of the Plan
11. Payout Date
12. Miscellaneous

1. Introduction
The Federal Home Loan Bank of Des Moines offers a competitive total compensation program for its Executives and other key officers of the Bank that closely align with the performance of the Bank on both a short- and long-term basis. Such programs are designed to assist the Bank in attracting, motivating, rewarding and retaining high performing Executives and other key officers needed to accomplish the Bank’s strategic business plan and create shareholder value.
The total compensation program includes base pay, annual incentive, long-term incentive and benefits (including retirement benefits).
This document provides additional information on the Long-Term Incentive Plan the Bank provides to Executives and other key officers of the Bank.
2. Purpose of the Plan.
The purpose of the Federal Home Loan Bank of Des Moines (“Bank”) Long-Term Incentive Plan (“Plan”) is to:
•	Attract, motivate and retain high performing and high potential executives and other key officers of the Bank

•	Focus and align executives and other key officers on fulfilling the Bank’s vision within the framework of the Bank’s shared values

•	Reward performance based on established criteria that include individual performance and achievement and contribution to the Bank-wide goals. An additional criterion includes the demonstration of leadership capability aligned with the Bank’s shared values

•	Provide an additional incentive award that, when combined with base salaries and annual incentive compensation, will improve competitive total compensation for the executives and other key officers of the Bank
The Program is effective for the calendar year beginning January 1, 2008 and the years thereafter.
3. Definitions.
As used in this document, the following definitions apply.
(a)	“Award” shall mean cash compensation that has been earned in accordance with this Plan.

(b)	“Agreement” shall mean a written agreement entered into in accordance with Paragraph 9(c).

(c)	“Bank” shall mean the Federal Home Loan Bank of Des Moines or its successor.

(d)	“Base Salary” shall mean a Participant’s base salary on December 31 of the Plan Year.

(e)	“Board” shall mean the Board of Directors of the Bank.

(f)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)	“Committee” shall mean the Human Resources and Compensation Committee of the Board or its successor.

(h)	Disability” shall mean that an employee must provide (1) certification that the employee’s disability (i) prevents the employee from doing the kind of work for which the employee was fitted or trained, and (ii) is expected to last at least 12 months from the date the employee stopped working or to result in death or (2) proof that the employee is eligible for disability insurance benefits under Title II of the Federal Social Security Act.

(i)	“Employee” shall mean any person employed by the Bank.

(j)	“Effective Date” shall mean January 1, 2008.

(k)	“Incentive Award Opportunities” shall mean the percent of a Participant’s Base Salary which could be earned if Bank-wide goals, individual goals and the demonstration of leadership capability are achieved during a Performance Period.

(l)	“Normal Retirement” shall mean age 65.

(m)	“Participant” shall mean any person who receives an Award pursuant to the Plan.

(n)	“Performance Period” shall mean the Plan Year plus an additional two year deferral period for a three year plan.

(o)	“Performance Measures” shall mean the annual Bank-wide goals and annual individual and/or team goals (as described in the Bank’s Annual Incentive Plan), including demonstrated leadership capability aligned with the Bank’s shared values. These measures will be utilized in this Plan to measure performance and will serve as the basis for the calculation of Award amounts.

(p)	“Performance Targets” are specific levels of performance specified by the Committee for the Part I (Bank-wide) Performance Measures for each Plan Year.

(q)	“Plan” shall mean the Long-Term Incentive Plan.

(r)	“Plan Year” shall mean January through December in any calendar year.

4. Type of Plan.
The LTI is an incentive compensation plan with awards based on the attainment of Bank-wide goals (Part I) and individual and/or team goals (Part II). Part I objectives will consist of Bank-wide financial and business maintenance/growth, customer satisfaction and risk management goals, and Part II objectives will consist of individual and/or team non-financial goals aimed at achieving the Bank’s Strategic Business Plan, including an evaluation of demonstrated leadership capability aligned with the Bank’s shared values. The total incentive target is a weighted average of Parts I and II, and each part is calculated independently and in the same manner as the Annual Incentive Plan. An employee’s officer level determines the target amount (as a percentage of an employee’s base pay) and how the total target is split between Parts I and II. Awards are paid in cash for the performance period.
5. Terms of the Plan.
The Plan shall commence on the Effective Date, and shall remain in effect until the Committee terminates or amends the Plan pursuant to Paragraph 11 hereof.
6. Eligibility.
The Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents (except the Senior Vice President/Director, Internal Audit) and Vice Presidents are eligible to participate in the Plan. Participation may include additional designated key individuals, as identified by the CEO and approved by the Committee.
Individuals who become eligible after the start of a Plan Year will be eligible for a prorated award based on the date of hire or promotion. Employees must work and complete at least three months in a Plan Year in order to be eligible for a prorated Award payout.
Employees whose status as a Participant end prior to the end of a Plan Year except for death, disability or normal retirement (or an agreed upon retirement date) will not be eligible for award payouts under the Plan. If termination occurs following the Plan Year but before the end of the Performance Period and is the result of death, disability, or normal retirement (or an agreed upon retirement date), the award will be prorated based upon full months completed in the Performance Period. The Award will be paid following Committee approval.
7. Incentive Award Opportunity.
Each year, the CEO will recommend Incentive Award Opportunity payments to the Committee for the Executive Vice Presidents in the Plan and the Committee will act on the recommendations as it deems appropriate. The CEO will approve Incentive Award Opportunities for Senior Vice Presidents and Vice Presidents participating in the Plan. The recommendations and/or awards will be based on the Bank’s executive compensation philosophy, which states that annual and long-term Incentive Award Opportunities will be provided to reward executives and other key officers for the accomplishment of Bank-wide goals and individual/team goals in alignment of the Bank’s strategic business plan. Target Incentive Award Opportunities will be established based on market data and approximate market median levels. The Incentive Award Opportunities are expressed as a percentage of Base Salary.
The Committee shall have discretion to amend the long-term Incentive Award Opportunities at any time during any Plan Year.
8. Performance Measures and Performance Target Levels.
(a) Performance Measures. The Plan will focus on the same Bank-wide (Part I) and individual and/or team (Part II) goals as the Bank’s Annual Incentive Plan. These goals will align with the Bank’s strategic business plan. The CEO will recommend Bank-wide goals for approval by the Committee on an annual basis (e.g., the CEO will recommend to the Committee Performance Measures for the 2009 — 2011 LTI Plan no later than 60 days after the commencement of the first quarter of 2009 and recommend Performance Measures for the 2010 — 2012 LTI Plan no later than 60 days after the commencement of the first quarter of 2010). The CEO will approve the individual and/or team goals of the Executive Vice Presidents. The Executive Vice Presidents will approve individual and/or team goals of the Senior Vice Presidents and Vice Presidents that report to them.
Performance Targets. The CEO will recommend Performance Targets to the Committee for approval of the Bank-wide (Part I) goals on an annual basis. The Performance Target setting process should be conducted in conjunction with both the financial planning and strategic business planning processes. Performance Targets for each Bank-wide goal will be established and approved by the Committee.
9. Plan Payouts.
Performance at the Threshold level of performance will result in an Award recommendation of 50% of the target Incentive Award Opportunity attributable to the Plan. Target performance will result in an Award recommendation of 100% of the target Incentive Award Opportunity attributable to the Plan. Maximum performance will result in an Award recommendation of 150% of the target Incentive Award Opportunity attributable to the Plan.
Based on input from the CEO, the Committee may determine a Participant is not eligible to receive part or all of any payout depending on the severity of the following:
(a) if a Participant for any Plan Year during a Performance Period has not achieved a “meets” or higher evaluation of overall performance;
(b) if a Participant has not achieved a “meets” or higher evaluation of overall performance at the time of payout;
(c) if a Participant is subject to any disciplinary action or probationary status at the time of payout;

(d) if at any time during the Performance Period, a Participant fails to comply with regulatory requirements or standards, internal control standards, the standards of his or her profession, any internal Bank standard, or fails to perform responsibilities assigned under the Bank’s business plan.
10. Administration of the Plan.
(a) Administrative Responsibility. The Plan shall be administered by the Committee.
(b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to approve Participants and grant Awards, (ii) to determine the content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.
(c) Communication of Award. Each Award shall be communicated in writing containing such provisions as may be approved by the Committee. Any such communication shall not constitute an employment agreement.
(d) Effect of the Committee’s Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.
(e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award granted hereunder to the full extent provided for under the Bank’s governing instruments with respect to the indemnification of Directors.
11. Payout Date.
Once the Committee has determined that an Award has been earned, the Award payout will occur no later than the end of the first quarter of business immediately following the end of the three-year Performance Period. (E.g., the payout for the 2008 — 2010 Performance Period would be made in the first quarter of 2011.)

12. Miscellaneous
The Plan, in whole or in part, may at any time or from time to time be amended, suspended or reinstated and may at any time be terminated by act of the Committee or the Board.
No amendment, suspension or termination of the Plan shall, without the consent of the Participants, affect the rights of the Participants to any Award previously approved by the Committee.
This document is a complete statement of the Plan and supersedes all prior plans, representations and proposals written or oral relating to its subject matter. The Bank is not bound by or liable to any Participant for any representation, promise or inducement made by any person which is not expressed in this document.
This Plan shall not be considered a contract of employment and nothing in the Plan shall be construed as providing Participants any assurance of continued employment for any definite period of time, nor any assurance of current or future compensation. This Plan shall not, in any manner, limit the Bank’s right to terminate compensation and/or employment at its will, with or without cause.
Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Bank or any of its assets. Nothing contained in the Plan shall be construed as a guarantee that the assets of the Bank shall be sufficient to pay any benefits to any person. A Participant shall for all purposes be a general creditor of the Bank. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.
In the event that one or more of the provisions of this Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Waiver by the Bank or any Participant of any breach or default by the other of any of the terms of this Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Plan shall be implied from any course of dealing between the Bank or any Participant or from any failure by either to assert its or his rights hereunder on any occasion or series of occasions.
The Plan shall be construed in accordance with and governed by the State of Iowa except to the extent superseded by federal law.